Investor Contact: Alex Ovshey
Graphic Packaging Holding Company
404-710-8431
alex.ovshey@graphicpkg.com

Graphic Packaging Holding Company Announces Approval to Invest $600 Million in a New Coated Recycled Board Machine in the Midwest

Highlights

•	Graphic Packaging’s Board of Directors has approved a $600 million highly strategic investment into its coated recycled board (CRB) platform

•	Investment fully supports Graphic Packaging’s commitment to sustainable packaging, exceptional product quality and an unmatched cost position for producing CRB

•	Capability to produce 500,000 tons of CRB is expected to be capacity neutral by eliminating higher cost production at other facilities

•	Investment is expected to deliver $100 million in incremental annualized EBITDA upon full ramp up in 2022, delivering returns well above the cost of capital

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The Company has scheduled an Investor Day for September 26, 2019 in New York City at the NYSE where it will discuss the strategic and financial rationale for the investment in more detail, as well as other key strategic and financial priorities

ATLANTA, GA, August 8, 2019. Graphic Packaging Holding Company (NYSE: GPK), (the “Company”), a leading provider of packaging solutions to food, beverage, foodservice, and other consumer products companies, today announced that its Board of Directors has approved a $600 million investment in a new coated recycled board (CRB) machine in the Midwest with annual capacity of approximately 500,000 tons. The Company is planning to make the investment in either Ohio or Michigan, subject to a number of conditions, including environmental permitting and negotiations currently underway relative to government incentives and labor relations.
The CRB machine is designed to be the largest and lowest cost producer of CRB in North America. Upon completion of the project, the Company believes the CRB machine will produce the highest quality coated recycled board product in North America with the lowest-caliper capabilities in the industry. The Company expects the investment will be capacity neutral by eliminating higher cost production at other facilities and will deliver an incremental $100 million in annualized EBITDA upon full ramp up in 2022. The increase in EBITDA will be driven by cost savings from significantly increased scale production, reduced raw material consumption, and lower fixed costs. The investment will be funded from cash flow and existing credit facilities with most of the spending occurring in 2020 and 2021.
“We are very pleased to announce our intent to proceed with this significant investment into our integrated CRB platform. This is a unique opportunity to make a highly strategic investment in sustainable packaging, exceptional product quality and an unmatched cost position for producing CRB,” said President and CEO Michael Doss. “Importantly, the investment will be capacity neutral as we expect to reduce production at other higher cost CRB facilities after we ramp up production of this highly productive CRB machine starting in early 2022. Increasing consumer preference for sustainable packaging is expected to drive steady, long-term demand for packaging solutions manufactured from 100% recycled fiber. We are confident the investment will deliver returns well above our cost of capital, and remain fully committed to executing our balanced approach to capital allocation as we continue to build a growing, highly integrated, low cost paperboard packaging platform.”

The Company expects to complete final negotiations and provide an update on the status of the investment, including the location, in late September. The Company has also scheduled an Investor Day for September 26, 2019 in New York City at the NYSE where it will discuss the strategic and financial rationale for the investment in more detail, as well as other key strategic and financial priorities.

Forward Looking Statements
Any statements of the Company's expectations in this press release, including but not limited to annualized EBITDA expectations and timing, expected cost savings and demand for recycled paperboard packaging, constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations. These risks and uncertainties include, but are not limited to, the Company’s ability to successfully execute on its strategic investment, including the completion of the conditions precedent to the investment, the acquisition and construction of the CRB paperboard machine and market conditions relating to products that use CRB, the Company’s ability to implement its business strategies across its CRB platform to realize cost-savings, productivity gains, higher product quality and strong investor returns, including productivity initiatives, cost reduction plans, and integration activities.. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements, except as required by law. Additional information regarding these and other risks is contained in the Company's 2019 Annual Report on Form 10-K and other periodic filings with the SEC.

About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE: GPK), headquartered in Atlanta, Georgia, is committed to providing consumer packaging that makes a world of difference. The Company is a leading provider of paper-based packaging solutions for a wide variety of products to food, beverage, foodservice, and other consumer products companies. The Company operates on a global basis, is one of the largest producers of folding cartons and paper-based foodservice products in the United States, and holds leading market positions in coated recycled paperboard, coated unbleached kraft paperboard and solid bleached sulfate paperboard. The Company's customers include many of the world's most widely-recognized companies and brands. Additional information about Graphic Packaging, its business and its products is available on the Company's web site at www.graphicpkg.com.